Exhibit 10.37


                              Pharmion Corporation
                                2525 28th Street
                             Boulder, Colorado 80301


December 3, 2004


Celgene Corporation
7 Powder Horn Drive
Warren, New Jersey  07059

Attention:  Sol J. Barer

Gentlemen:

Pharmion GmbH ("Pharmion"), Pharmion Corporation ("Guarantor") and Celgene Corporation ("Celgene") have previously entered into a License Agreement dated November 16, 2001, as subsequently amended (the "License Agreement") pursuant to which Celgene has granted to Pharmion a license for Thalidomide products, including its Thalomid formulation. To further their mutual interests in Pharmion obtaining regulatory approval for the marketing and sale of Thalomid in the Territory (as defined in the License Agreement), Pharmion, Guarantor and Celgene have previously established a working relationship relating to the clinical development of Thalomid under a letter agreement dated April 2, 2003 ("2003 Clinical Trials Agreement"). Subsequently, on the basis of advice from the European Agency for the Evaluation of Medicinal Products ("EMEA") that it would require additional clinical data for Thalomid before it could reach an opinion on whether or not the drug should be approved as a treatment for multiple myeloma, Pharmion withdrew its Thalomid application in Europe in order to focus on preparing a new dossier with additional clinical data. Based on discussions with each other, Pharmion and Celgene have come to recognize that much of the research and development effort necessary for the regulatory approval and commercialization of Thalomid, including clinical trials that would support an EMEA submission, that each desires to be conducted is already being planned and implemented by Celgene. In order to further coordinate these development efforts, to insure continued consistency across US and European centers, and to avoid unnecessary duplication of efforts, Pharmion, Guarantor and Celgene hereby agree as follows:

1. The 2003 Clinical Trials Agreement shall remain in full force and effect. Capitalized terms therein defined or otherwise defined in the License Agreement shall have the same meaning in this letter agreement as ascribed to such terms in such documents.

2. The Thalomid Clinical Development Committee ("TCDC") established under the 2003 Clinical Trials Agreement as a forum to review the design, development, enrollment and progress of Thalomid clinical trials funded in part by Pharmion under the 2003 Clinical Trials Agreement shall also function in a similar manner with respect to the clinical trials

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Celgene Corporation
December 3, 2004
Page 2



         contemplated by this agreement, and the provisions of the 2003 Clinical Trials Agreement relating to the TCDC are incorporated herein by reference in their entirety.

3. Celgene has shared with Pharmion its summary of, and budget for, its 003 Phase III multiple myeloma clinical trial plan for Thalomid for the years 2005, 2006 and 2007 as currently contemplated by Celgene, and also has advised Pharmion of certain other Phase II clinical studies that are either underway or contemplated to evaluate the clinical potential of Thalomid in treating other solid tumor and blood cancers. Through the TCDC, Celgene shall, on a quarterly basis, keep Pharmion apprised of the changes in the scope and direction of its currently contemplated clinical development plans for Thalomid, the progress of such trials, their provisions for compliance with Good Clinical Practice requirements, and the data resulting from the such trials. Celgene shall consider in good faith the views of Pharmion with respect to the overall clinical development plan for Thalomid during the forthcoming three calendar years and the suggestions that Pharmion may make with regard to the mix of trials, other hematological or solid tumor indications for Thalomid that would merit clinical development, other new indications or other drug combinations for clinical trials. Celgene shall also consider in good faith the views of Pharmion concerning possible adjustments of any of the specific trials that may be appropriate to address the requirements of the EMEA or other regulatory authorities in connection with obtaining regulatory approval or label expansion of Thalomid in the Territory. Notwithstanding anything to the contrary in this agreement, Celgene shall have sole authority with respect to, and control of, such clinical trials.

4. During the period commencing on January 1, 2005 and ending December 31, 2007, in addition to any remaining amounts payable by Pharmion to Celgene under the 2003 Clinical Trials Agreement, Pharmion and Guarantor, jointly and severally, shall reimburse Celgene for an aggregate of $8 million (the "Funding") for the expenses and internal costs incurred by Celgene for the conduct of Thalomid research and development, including clinical trials ("Funded Expenses"). The Funding shall be provided in installments of $666,666 each, payable on the last day of each calendar quarter in 2005, 2006 and 2007. Celgene shall present a statement of Funded Expenses within forty-five (45) days after the end of each calendar quarter in the period from the date of this letter agreement to December 31, 2007. Such statement shall include a summary of expenses incurred for each clinical trial funded, at least in part, by Pharmion. Celgene currently anticipates that the total Funded Expenses in the three-year period ending December 31, 2007 to be well in excess of $8 million. However, if at any time during such period, Celgene anticipates that the total Funded Expenses for such period shall be less than $8 million, Celgene shall confer with Pharmion regarding an appropriate adjustment of Pharmion's funding obligations under this letter agreement.

5. To the extent there is any conflict between the terms of this letter agreement and the License Agreement, this Agreement shall control.

6. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

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Celgene Corporation
December 3, 2004
Page 3



Please indicate your acceptance of, and agreement with, the foregoing by signing the enclosed copy of this letter and returning it to us.



Very truly yours,

Pharmion Corporation
Pharmion GmbH

By:/s/ Patrick J. Mahaffy
   -----------------------------------------
    Patrick J. Mahaffy
    President and CEO



ACCEPTED AND AGREED:

Celgene Corporation

By:/s/ John W. Jackson
   -----------------------------------------
    John W. Jackson
    Chairman and Chief Executive Officer